Exhibit 99.1

         The Gymboree Corporation Reports Third Quarter 2004 Results

    SAN FRANCISCO, Nov. 16 /PRNewswire-FirstCall/ -- The Gymboree Corporation (Nasdaq: GYMB) today reported earnings from continuing operations of $8.9 million or $0.28 per diluted share for the third fiscal quarter ended October 30, 2004 compared to earnings from continuing operations of $8.5 million or $0.28 per diluted share for the same period last year. Income from continuing operations in the current quarter includes an income tax benefit of $3.4 million or $0.11 per diluted share resulting from a favorable resolution of certain income tax issues.
    On August 17, 2004, the company announced the closure of its United Kingdom and Ireland retail operations. The closure process was substantially complete by the end of the third quarter. Accordingly, for all relevant periods, the results of operations for the Company's United Kingdom and Ireland retail operations have been separately presented as discontinued operations. Net loss from discontinued operations was ($3.4) million or ($0.11) per diluted share for the third fiscal quarter ended October 30, 2004, comprised primarily of asset write-offs, severance expense, and lease disposition costs.
    Net sales from continuing retail operations for the third fiscal quarter ended October 30, 2004 totaled $152.6 million, an 8% increase over the $140.9 million in net sales from continuing retail operations for the third fiscal quarter ended November 1, 2003. Comparable store sales from continuing operations for the quarter increased 2% over the same period last year. Total net sales from continuing operations for the third fiscal quarter, including sales from Gymboree Play & Music operations, were $155.6 million, an increase of 8% compared to total net sales from continuing operations of $143.8 million for the third fiscal quarter last year.
    "Going forward, we will focus on ensuring appropriate seasonality of our Gymboree collections, delivering more competitive costing through increasingly effective sourcing and creating enticing events in our stores," said Lisa Harper, The Gymboree Corporation's chairman and chief executive officer. "We are encouraged by the development of our new businesses and remain committed to the ultimate success of our broader strategy of creating multiple niche brands."

    Business Outlook
    For the fourth fiscal quarter, the Company expects comparable store sales from continuing operations to be flat to the prior year. The Company also reaffirmed its fourth fiscal quarter guidance of earnings per diluted share from continuing operations to be in the range of $0.25 to $0.30, excluding a non-cash charge related to the assignment of the Company's former Burlingame headquarters to the landlord of the Company's new San Francisco headquarters. The amount of the charge will be recorded as a deferred lease incentive from the new landlord, which will be amortized over the life of the new lease as a reduction of rent expense.
    For the full fiscal year 2004, the Company now expects its guidance for earnings per diluted share from continuing operations to be in the range of $0.59 to $0.64, excluding both the current quarter's income tax benefit and the expected non-cash charge in the fourth quarter. Net loss from discontinued operations for the fourth fiscal quarter is expected to be in the range of ($0.14) to ($0.16) related to the remaining U.K. lease disposition costs, asset write-offs, and severance charges.

    Management Presentation
    A live broadcast of the discussion of third fiscal quarter 2004 earnings results will be available to interested parties at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time) on Tuesday, November 16. To listen to the live broadcast over the Internet, please log on to gymboree.com, click on "Our Company" at the bottom of the page, go to "Investor and Media Relations" and then "Conference Calls & Web casts." A replay of the call will be available shortly after the broadcast through midnight Eastern Time, November 23, 2004, at 800-642-1687, pass code 1856939, as well as archived on our Web site at the same location as the live Web cast.

    About The Gymboree Corporation
    The Gymboree Corporation's specialty retail brands offer unique, high-quality products delivered with personalized customer service. As of October 30, 2004, the Company operated a total of 660 stores: 597 Gymboree(R) retail stores (552 in the United States, 28 in Canada, and 17 in Europe), 51 Janie and Jack(R) retail shops and 12 Janeville(TM) stores in the United States. The Company also operates online stores at gymboree.com and janieandjack.com, and offers directed parent-child developmental play programs at 506 franchised and company-operated centers in the United States and 26 other countries.

    Forward-Looking Statements
    The foregoing sales and earnings figures for the third fiscal quarter are un-audited and subject to quarter-end and year-end adjustment, and could differ materially from those indicated. The foregoing paragraphs contain forward-looking statements relating to The Gymboree Corporation's anticipated sales growth and future financial performance. These are forward looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results could differ materially as a result of a number of factors, including customer reactions to new merchandise, service levels and new concepts, success in meeting our delivery targets, the level of our promotional activity, the wind down of our UK and Ireland operations, our gross margin achievement, our ability to appropriately manage inventory, general economic conditions, and competitive market conditions. Other factors that may cause actual results to differ materially include those set forth in the reports that we file from time to time with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended January 31, 2004. These forward-looking statements reflect The Gymboree Corporation's expectations as of November 16, 2004. The Gymboree Corporation undertakes no obligation to update the information provided herein.

    NOTE: Gymboree and Janie and Jack are registered trademarks of The Gymboree Corporation. Janeville is a trademark of The Gymboree Corporation.


                           THE GYMBOREE CORPORATION

                 CONDENSED CONSOLIDATED STATEMENTS OF INCOME
               (In thousands, except per share and store data)
                                 (Unaudited)

                                        13 Weeks Ended      39 Weeks Ended

                                      Oct. 30,  Nov. 1,    Oct. 30,   Nov. 1,
                                        2004      2003       2004      2003
    Net sales:
      Retail                           $152,619  $140,864  $410,466  $373,635
      Play & Music and Other              2,989     2,894     8,241     9,002
       Total net sales                  155,608   143,758   418,707   382,637
    Cost of goods sold, including
      buying and occupancy expenses     (92,799)  (83,355) (250,387) (225,808)
       Gross profit                      62,809    60,403   168,320   156,829
    Selling, general and
     administrative expenses            (54,306)  (46,730) (151,984) (133,181)
      Operating income                    8,503    13,673    16,336    23,648
    Other income, net                        69        19       451       354
      Income from continuing
       operations before income taxes     8,572    13,692    16,787    24,002
    Income tax benefit (expense)            338    (5,203)   (2,661)   (9,121)
      Income from continuing
       operations, net of income tax      8,910     8,489    14,126    14,881
    Loss from discontinued operations,
      net of income tax                  (3,419)     (174)   (3,350)     (364)
      Income before cumulative effect
       of change in accounting principle  5,491     8,315    10,776    14,517
    Cumulative effect of change in
     accounting principle, net of
     income tax                              --        --     1,228        --
      Net income                         $5,491    $8,315   $12,004   $14,517

    Basic per share amounts:
    Income from continuing operations,
      net of income tax                   $0.29     $0.29     $0.46     $0.50
    Loss from discontinued operations,
      net of income tax                   (0.11)    (0.01)    (0.11)    (0.01)
    Cumulative effect of change in
     accounting principle, net of
     income tax                              --        --      0.04        --
    Net income                            $0.18     $0.28     $0.39     $0.49

    Diluted per share amounts:
    Income from continuing operations,
      net of income tax                   $0.28     $0.28     $0.45     $0.48
    Loss from discontinued operations,
      net of income tax                  $(0.11)    (0.01)    (0.11)    (0.01)
    Cumulative effect of change in
     accounting principle, net of
     income tax                             $--        --      0.04        --
    Net income                            $0.18     $0.27     $0.38     $0.47

    Weighted average shares outstanding:
      Basic                              30,801    29,687    30,657    29,518
      Diluted                            31,346    30,837    31,355    30,764

    Number of stores at end of period       660       612       660       612


                    CONDENSED CONSOLIDATED BALANCE SHEETS
                                (In thousands)
                                 (Unaudited)

                                            Oct. 30,    Jan. 31,     Nov. 1,
                                              2004        2004        2003

    Current Assets
       Cash and cash equivalents             $64,608     $89,553     $56,463
       Accounts receivable                    19,215      11,168       7,542
       Merchandise inventories                91,706      73,017      81,832
       Prepaid expenses and deferred taxes     3,588       3,991      10,349
       Current assets of discontinued
        operations                             4,373       6,396       6,908
          Total current assets               183,490     184,125     163,094

    Property and Equipment, net              146,097     108,898     106,945
    Lease Rights, Deferred Taxes and
     Other Assets                             10,059       5,860       5,779

       Total Assets                         $339,646    $298,883    $275,818

    Current Liabilities
       Accounts payable                      $38,245     $33,318     $34,195
       Accrued liabilities                    43,372      33,786      30,254
       Current liabilities of
        discontinued operations                5,127       1,714       2,554
          Total current liabilities           86,744      68,818      67,003

    Long Term Liabilities
       Deferred rent and other liabilities    30,412      26,317      20,814

    Stockholders' Equity                     222,490     203,748     188,001

       Total Liabilities and
        Stockholders' Equity                $339,646    $298,883    $275,818

SOURCE  The Gymboree Corporation
    -0-                             11/16/2004
    /CONTACT: Charles Bracher, Investor Relations, +1-415-278-7137, or charles_bracher@gymboree.com, or Lisa Bayne, Media Relations, +1-415-278-7942, or lisa_bayne@gymboree.com, both of The Gymboree Corporation/
    /Web site:  http://www.gymboree.com /
    (GYMB)

CO:  Gymboree Corporation
ST:  California
IN:  REA EDU
SU:  ERN CCA ERP